Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos: 333-61054, 333-43790, 333-112361, and 333-12179 each on From S-3, and Registration Statement Nos. 333-82283 and 333-16935 each on Form S-8, of our report dated April 6, 2007 (except for Note 17, of which the date is May 18, 2007) relating to the consolidated financial statements of BSML Inc. (formerly Britesmile, Inc.) and Subsidiaries as of December 30, 2006 and for fiscal year then ended appearing in this Annual report on Form 10-K/A of BSML Inc. and Subsidiaries for fiscal year ended December 30, 2006.

/s/ Stonefield Josephson Inc.

CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles , California
May 18, 2007